Exhibit 99.1

Solaris Oilfield Infrastructure Announces Second Quarter 2023 Results

Second Quarter 2023 Summary Results and Highlights

●	Net income of $12.2 million, or $0.24 per diluted Class A share, for the quarter ended June 30, 2023; Adjusted pro forma net income of $11.3 million, or $0.25 per fully diluted share, for the quarter ended June 30, 2023

●	Adjusted EBITDA of $26.8 million for the quarter ended June 30, 2023, reflecting a 7% sequential and 27% year-over-year increase

●	Grew total contribution margin per frac crew followed by 26% sequentially, driven by increased deployments of Solaris’ new top fill technology and AutoBlend™ units across multiple basins

●	Paid a regular quarterly dividend of $0.11 per share on June 16, 2023, which represented Solaris’ 19th consecutive quarterly dividend

●	Repurchased 1.4 million Class A common stock shares (3.0% of total outstanding shares) during the quarter; approximately $24 million remains available under the $50 million share repurchase authorization announced in the first quarter of 2023

●	$148 million cumulatively returned to shareholders through dividends and share buybacks since 2018

HOUSTON, July 27, 2023 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), today announced second quarter 2023 results, with revenues of $77.2 million, net income of $12.2 million, adjusted pro forma net income of $11.3 million, or $0.25 per fully diluted share and Adjusted EBITDA of $26.8 million.

“Our strong second quarter results are a testament to the Solaris team’s continued execution on our strategy of growing earnings per frac crew followed. We grew profitability by deploying more top fill and AutoBlend™ systems and improving ancillary trucking services margin despite the softening in drilling and completion activity,” Solaris’ Chairman and Chief Executive Officer Bill Zartler commented.

“Since we began returning cash to shareholders in 2018, we have cumulatively returned $148 million through dividends and share repurchases. We expect to generate meaningful cash flow as our budgeted growth capital spending slows, allowing us to continue executing on our enhanced shareholder return framework.”

Second Quarter 2023 Financial Review

Solaris reported net income of $12.2 million, or $0.24 per diluted Class A share, for second quarter 2023, compared to first quarter 2023 net income of $11.9 million, or $0.23 per diluted Class A share, and second quarter 2022 net income of $8.3 million, or $0.16 per diluted Class A share. Adjusted pro forma net income for second quarter 2023 was $11.3 million, or $0.25 per fully diluted share, compared to first quarter 2023 adjusted pro forma net income of $11.0 million, or $0.24 per fully diluted share, and second quarter 2022 adjusted pro forma net income of $9.4 million, or $0.20 per fully diluted share.

Revenues were $77.2 million for second quarter 2023, which were down 7% sequentially and down 11% year over year. Adjusted EBITDA for second quarter 2023 was $26.8 million, which was up 7% from first quarter 2023 and up 27% from second quarter 2022. The sequential decrease in revenue was driven by decreases in industry frac activity and ancillary trucking services revenues, which was offset by additional top fill and AutoBlend™ systems. The sequential increase in Adjusted EBITDA was driven by increases in new technology deployments and ancillary trucking services margin.

During the second quarter of 2023, Solaris earned revenue on 108 fully utilized systems, which includes sand systems, top fill systems and AutoBlend™ systems. Total fully utilized systems were down 8% sequentially from 118 in the first quarter of 2023.

Capital Expenditures, Free Cash Flow and Liquidity

Capital expenditures in the second quarter 2023 were approximately $21 million, which is primarily related to manufacturing of top fill systems. Solaris is maintaining its capital expenditure guidance for full year 2023 of $65 million to $75 million, which includes $15 million for maintenance capital. The Company expects capital expenditures in the third quarter of 2023 to be approximately $15 million, including maintenance capital expenditures.

Free cash flow (defined as net cash provided by operating activities less investment in property, plant and equipment) during second quarter 2023 was positive $7 million, including a working capital source of $3 million and capital expenditures of $21 million. Distributable cash flow (defined as Adjusted EBITDA less maintenance capital expenditures) was approximately $22 million for the second quarter 2023, which was approximately flat sequentially and up 10% year over year, and covered quarterly dividend distributions of approximately $5 million by approximately four times.

As of June 30, 2023, the Company had approximately $9 million of cash on the balance sheet. The Company had $43 million in borrowings outstanding on the credit facility and $41 million of liquidity as of the end of second quarter 2023.

Shareholder Returns

On May 16, 2023, the Company’s Board of Directors approved a cash dividend to $0.11 per share of Class A common stock, which was paid on June 16, 2023 to holders of record as of June 6, 2023. A distribution of $0.11 per unit was also approved for holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC”).

During the second quarter of 2023, the Company repurchased 1.4 million Class A common stock shares, or 3.0% of the Company’s total outstanding shares, for approximately $11 million, leaving approximately $24 million in the Company’s stock repurchase authorization. Since initiating the repurchase authorization in the first quarter of 2023, Solaris has repurchased a total of 3.1 million Class A common shares, or 6.5% of the Company’s total outstanding shares.

Since initiating the dividend in December 2018, the Company has paid 19 consecutive quarterly dividends and repurchased approximately 12% of total outstanding shares, representing approximately $148 million in cash cumulatively returned to shareholders through dividends and share repurchases since December 2018.

Conference Call

The Company will host a conference call to discuss its second quarter 2023 results on Friday, July 28, 2023 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 6293931. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented equipment and systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Website Disclosure

We use our website (www.solarisoilfield.com) as a routine channel of distribution of company information, including news releases, analyst presentations, and supplemental financial information, as a means of disclosing material non-public information and for complying with our disclosure obligations under the U.S. Securities and Exchange Commission’s (the “SEC”) Regulation FD. Accordingly, investors should monitor our website in addition to following press releases, SEC filings and public conference calls and webcasts. Additionally, we provide notifications of news or announcements on our investor relations website. Investors and others can receive notifications of new information posted on our investor relations website in real time by signing up for email alerts.

None of the information provided on our website, in our press releases, public conference calls and webcasts, or through social media channels is incorporated by reference into, or deemed to be a part of, this press release or will be incorporated by reference into any report or document we file with the SEC unless we expressly incorporate any such information by reference, and any references to our website are intended to be inactive textual references only.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022

Revenue	69,925	81,130	77,828	147,753	132,966
Revenue - related parties	7,277	5,581	4,894	12,171	10,660
Total revenue	77,202	86,711	82,722	159,924	143,626

Operating costs and expenses:
Cost of services (excluding depreciation and amortization)	45,652	61,237	53,223	98,875	98,908
Depreciation and amortization	9,071	7,132	8,417	17,488	14,061
Property tax contingency (1)	—	3,072	—	—	3,072
Selling, general and administrative	6,825	6,062	6,538	13,363	11,273
Other operating income (2)	(125)	(1,114)	(338)	(463)	(1,423)
Total operating costs and expenses	61,423	76,389	67,840	129,263	125,891
Operating income	15,779	10,322	14,882	30,661	17,735
Interest expense, net	(879)	(88)	(459)	(1,338)	(167)
Total other expense	(879)	(88)	(459)	(1,338)	(167)
Income before income tax expense	14,900	10,234	14,423	29,323	17,568
Provision for income taxes	2,659	1,945	2,486	5,145	3,557
Net income	12,241	8,289	11,937	24,178	14,011
Less: net income related to non-controlling interests	(4,709)	(2,836)	(4,368)	(9,077)	(5,056)
Net income attributable to Solaris	$7,532	$5,453	$7,569	$15,101	$8,955

Earnings per share of Class A common stock - basic	$0.24	$0.16	$0.23	$0.47	$0.27
Earnings per share of Class A common stock - diluted	$0.24	$0.16	$0.23	$0.47	$0.27

Basic weighted average shares of Class A common stock outstanding	29,542	31,432	31,214	30,373	31,337
Diluted weighted average shares of Class A common stock outstanding	29,542	31,432	31,214	30,373	31,337

1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the second half of 2023.
2)	Other income includes accrued excise tax on share repurchases, the sale or disposal of assets, insurance gains, credit losses or recoveries, severance costs, and other settlements.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$9,371	$8,835
Accounts receivable, net of allowances for credit losses of $355 and $385, respectively	56,103	64,543
Accounts receivable - related party	6,788	4,925
Prepaid expenses and other current assets	5,671	5,151
Inventories	8,520	5,289
Total current assets	86,453	88,743
Property, plant and equipment, net	325,441	298,160
Non-current inventories	2,097	1,569
Operating lease right-of-use assets	4,844	4,033
Goodwill	13,004	13,004
Intangible assets, net	1,066	1,429
Deferred tax assets	51,099	55,370
Other assets	326	268
Total assets	$484,330	$462,576
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$29,209	$25,934
Accrued liabilities	17,024	25,252
Current portion of payables related to Tax Receivable Agreement	—	1,092
Current portion of operating lease liabilities	1,106	917
Current portion of finance lease liabilities	2,373	1,924
Other current liabilities	1,237	790
Total current liabilities	50,949	55,909
Operating lease liabilities, net of current	6,687	6,212
Borrowings under the credit agreement	43,000	8,000
Finance lease liabilities, net of current	3,582	3,429
Payables related to Tax Receivable Agreement	71,530	71,530
Other long-term liabilities	126	367
Total liabilities	175,874	145,447
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 28,968 shares issued and outstanding as of June 30, 2023 and 31,641 shares issued and outstanding as of December 31, 2022	290	317
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of June 30, 2023 and 13,674 issued and outstanding as of December 31, 2022	—	—
Additional paid-in capital	186,647	202,551
Retained earnings	15,233	12,847
Total stockholders' equity attributable to Solaris and members' equity	202,170	215,715
Non-controlling interest	106,286	101,414
Total stockholders' equity	308,456	317,129
Total liabilities and stockholders' equity	$484,330	$462,576

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023
Cash flows from operating activities:
Net income	$24,178	$14,011	$12,241
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,488	14,061	9,071
Property tax contingency	—	3,072	—
(Gain) loss on disposal of asset	(18)	(39)	4
Stock-based compensation	3,904	3,112	1,924
Amortization of debt issuance costs	71	98	40
Allowance for credit losses	(2)	(388)	(2)
Change in payables related to Tax Receivable Agreement	—	(654)	—
Deferred income tax expense	4,853	3,101	2,524
Other	(162)	(178)	(172)
Changes in assets and liabilities:
Accounts receivable	8,442	(33,008)	12,023
Accounts receivable - related party	(1,863)	(338)	(2,949)
Prepaid expenses and other assets	1,143	5,098	238
Inventories	(5,801)	(3,457)	(1,730)
Accounts payable	3,047	7,902	1,005
Accrued liabilities	(8,728)	10,001	(5,606)
Payments pursuant to tax receivable agreement	(1,092)	—	—
Net cash provided by operating activities	45,460	22,394	28,611
Cash flows from investing activities:
Investment in property, plant and equipment	(40,130)	(32,326)	(21,181)
Cash received from insurance proceeds	69	860	69
Proceeds from disposal of assets	165	57	42
Net cash used in investing activities	(39,896)	(31,409)	(21,070)
Cash flows from financing activities:
Share repurchases	(25,757)	—	(11,330)
Distribution to unitholders (includes distribution of $3.0 million at $0.11/unit, $2.9 million at $0.105/unit and $1.5 million at $0.11/unit, respectively)	(3,489)	(2,892)	(1,504)
Dividend paid to Class A common stock shareholders	(7,044)	(6,885)	(3,388)
Borrowings under the credit agreement	35,000	—	17,000
Payments under finance leases	(1,326)	(567)	(588)
Payments under insurance premium financing	(966)	(422)	(425)
Payments related to debt issuance costs	(91)	(358)	(91)
Payments for shares withheld for taxes from RSU vesting and cancelled	(1,355)	(1,007)	(19)
Net cash used in financing activities	(5,028)	(12,131)	(345)
Net increase in cash and cash equivalents	536	(21,146)	7,196
Cash and cash equivalents at beginning of period	8,835	36,497	2,175
Cash and cash equivalents at end of period	$9,371	$15,351	$9,371
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	202	289	73
Capitalized stock based compensation	296	207	122
Property and equipment additions incurred but not paid at period-end	3,402	6,490	3,402
Property, plant and equipment additions transferred from inventory	2,042	1,058	464
Additions to fixed assets through finance leases	1,926	2,267	993
Financing:
Insurance premium financing	697	1,331	697
Cash paid for:
Interest	1,028	37	693
Income taxes	198	370	197

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

We believe that our presentation of EBITDA and Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022

Net income	$12,241	$8,289	$11,937	$24,178	$14,011
Depreciation and amortization	9,071	7,132	8,417	17,488	14,061
Interest expense, net	879	88	459	1,338	167
Income taxes (1)	2,659	1,945	2,486	5,145	3,557
EBITDA	$24,850	$17,454	$23,299	$48,149	$31,796
Property tax contingency (2)	—	3,072	—	—	3,072
Stock-based compensation expense (3)	1,924	1,519	1,980	3,904	3,112
(Gain) loss on disposal of assets	4	—	(361)	(357)	—
Change in payables related to Tax Receivable Agreement (4)	—	(654)	—	—	(654)
Other (5)	47	(327)	200	247	(522)
Adjusted EBITDA	$26,825	$21,064	$25,118	$51,943	$36,804

1)	Federal and state income taxes.
2)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the second half of 2023.
3)	Represents stock-based compensation expense related to restricted stock awards, including performance-based restricted stock.
4)	Reduction in liability due to state tax rate change.
5)	Other includes accrued excise tax on share repurchases, gains on insurance claims, credit losses or recoveries and other settlements.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2023	2022	2023	2023	2022
Numerator:
Net income attributable to Solaris	$7,532	$5,453	$7,569	$15,101	$8,955
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	4,709	2,836	4,368	9,077	5,056
(Gain) loss on disposal of assets	4	—	(361)	(357)	—
Property tax contingency (2)	—	3,072	—	—	3,072
Change in payables related to Tax Receivable Agreement (3)	—	(654)	—	—	(654)
Other (4)	47	(327)	200	247	(522)
Incremental income tax expense	(983)	(1,006)	(779)	(1,763)	(1,708)
Adjusted pro forma net income	$11,309	$9,374	$10,997	$22,305	$14,199
Denominator:
Weighted average shares of Class A common stock outstanding	29,542	31,432	31,214	30,373	31,337
Adjustments:
Assumed exchange of Solaris LLC units for shares of Class A common stock (1)	15,365	15,132	15,224	15,294	14,964
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	44,907	46,564	46,438	45,667	46,301
Adjusted pro forma earnings per share - diluted	$0.25	$0.20	$0.24	$0.49	$0.31

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal and we anticipate a ruling to be delivered sometime in the second half of 2023.
(3)	Reduction in liability due to state tax rate change.
(4)	Other includes accrued excise tax on share repurchases, gains on insurance claims, credit losses or recoveries and other settlements.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com